Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

NEVADA FINANCIAL INSTITUTIONS DIVISION

LAS VEGAS, NEVADA

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST
NEVADA SECURITY BANK	)
RENO, NEVADA	)	FDIC-09-173b
)
(INSURED STATE NONMEMBER BANK))
)

Nevada Security Bank, Reno, Nevada (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Section 658.115 of the Nevada Revised Statutes, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the Nevada Financial Institutions Division (“NFID”), dated June 25, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the NFID.

The FDIC and the NFID considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the NFID, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and NFID Report of Examination (“ROE”) dated February 9, 2009:

(a)           operating with management and a board of directors whose policies and practices are detrimental to the Bank and jeopardize the safety and soundness of the Bank;

(b)           operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

(c)           operating with a large volume of poor quality loans;

(d)           operating in such a manner as to produce operating losses;

(e)           operating with inadequate provisions for liquidity; and

(f)            operating with excessive reliance on non-core funding and brokered deposits.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.             The Bank shall have and retain qualified management.

(a)           Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a Bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality portfolio. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b)           The qualifications of management shall be assessed on its ability to:

(i)            comply with the requirements of this ORDER;

(ii)           operate the Bank in a safe and sound manner;

(iii)          comply with applicable laws and regulations; and

(iv)          restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c)           During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Commissioner of the NFID (“Commissioner”) in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

2.             The Bank’s capital levels have declined in part due to the write down of the GSE preferred stock of the FNMA and the FHLMC.

(a)           Within 45 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and thereafter maintain capital levels as described in Paragraph 2(b).

(b)           Within 90 days from the effective date of this ORDER, the Bank shall achieve and thereafter maintain Tier 1 capital equal to 8 percent of the Banks total assets as described in Part 325 of the FDIC’s Rules and Regulations, and by December 31, 2009, the Bank shall maintain Tier 1 Capital in such an amount to exceed 9 percent of the Bank’s total assets.

(c)           Within 90 days from the effective date of this ORDER, the bank shall achieve and thereafter maintain the risk-based capital equal to 11.25 percent of total risk-weighted assets as described in Appendix A to Part 325 of the FDIC’s Rules and Regulations, and by December 31, 2009, the Bank shall maintain a total risk based capital ratio of 12 percent.

(d)           In the event any ratio falls below the established minimum, the Bank shall notify the Regional Director and the Commissioner and shall increase capital in an amount sufficient to comply with this provision within 45 days.

(e)           The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 2(b) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(f)            For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

3.             (a)           Within 45 days from the effective date of this ORDER, the Bank shall implement a methodology for the allowance for loan and lease losses that ensures compliance with outstanding regulatory and accounting guidance.

4.             (a)           Within 15 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the ROE dated February 9, 2009 that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

(b)           Within 45 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset. The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director as determined at subsequent examinations/and or visitations.

5.             Within 45 days from the effective date of this ORDER, the Bank shall update its written plan, approved by its Board and acceptable to the Regional Director and the Commissioner for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Commercial Real Estate” Concentrations, as more fully set forth in the ROE dated February 9, 2009.

6.             Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Commissioner for review and comment and shall address, at a minimum, the following:

(a)           goals and strategies for improving and sustaining the earnings of the Bank, including:

(i)           an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance;

(ii)          realistic and comprehensive budgets;

(iii)         a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

(iv)        a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(v)         coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

7.             Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and contravention of policy, as more fully set forth in the ROE dated February 9, 2009. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

8.             Within 45 days from the effective date of this ORDER, the Bank shall develop a source and use of funds report acceptable to the Regional Director and Commissioner as determined at subsequent examinations and/or visitations.

9.             The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Commissioner.

10.           (a)           Upon the effective date of this ORDER, the Bank shall not increase the amount of brokered deposits above the amount outstanding on that date.

(b)           Within 10 days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Commissioner a written plan for eliminating its reliance on brokered deposits. The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. The Regional Director and the Commissioner shall have the right to reject the Bank’s plan. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

11.           Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.

12.           Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

This ORDER will become effective upon its issuance by the FDIC and the NFID. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the NFID.

Pursuant to delegated authority.

Dated at San Francisco, California, this 29th day of June, 2009.

/s/ J. George Doerr	/s/ George E. Burns
J. George Doerr	George E. Burns
Deputy Regional Director	Commissioner
Risk Management	Nevada Financial Institutions Division
Division of Supervision and Consumer Protection San Francisco Region
Federal Deposit Insurance Corporation